UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM T-3/A

(AMENDMENT NO. 2)

FOR APPLICATION FOR QUALIFICATION OF INDENTURE UNDER

THE TRUST INDENTURE ACT OF 1939

Mrs. Fields Famous Brands, LLC

Mrs. Fields Financing Company, Inc.

GACCF, LLC

GAMAN, LLC

Mrs. Fields Franchising, LLC

Mrs. Fields Gifts, Inc.

PTF, LLC

PMF, LLC

Mrs. Fields Cookies Australia

TCBY Systems, LLC

TCBY International, Inc.

TCBY of Texas, Inc.

The Mrs. Fields’ Brand, Inc.

Mrs. Fields’ Original Cookies, Inc.

TCBY of Saudi Arabia, Inc.

TCBY of Mexico, Inc.

TCBY of Aruba, Inc.

TCBY United Kingdom, Inc.

TCBY of The Philippines, Inc.

TCBY of Qatar, Inc.

TCBY of Israel, Inc.

TCBY of Portugal, Inc.

TCBY of The Netherlands, Inc.

TCBY of Australia, Inc.

TCBY of Jordan, Inc.

TCBY of Kuwait, Inc.

TCBY of Turkey, Inc.

TCBY of Bolivia, Inc.

TCBY of Colombia, Inc.

TCBY of South Africa, Inc.

(Name of Applicant)

2855 East Cottonwood Parkway, Suite 400

Salt Lake City, Utah 84121-1050

801-736-5600

(Address and Phone Number of Principal Executive Offices)

SECURITIES TO BE ISSUED UNDER THE INDENTURE TO BE QUALIFIED

TITLE OF CLASS	AMOUNT
10% Senior Secured Notes due 2014	Up to a maximum aggregate principal amount not expected to exceed $60.0 million

Approximate Date Of Proposed Public Offering:

As promptly as possible after the Effective Date of this Application for Qualification

Michael R. Ward, Esq.

Interim Co-Chief Executive Officer, Executive Vice President and Chief Legal Officer

2855 East Cottonwood Parkway, Suite 400

Salt Lake City, Utah 84121-1050

(801) 736-5600

(Name and Address of Agent for Service)

With a copy to:

Randall H. Doud, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

(212) 735-3000

EXPLANATORY NOTE

This Amendment No. 2 to Form T-3 (this “Amendment”) is being filed solely to file as Exhibit T3C an updated copy of the form of Indenture that had previously been filed as an exhibit to Exhibit T3E and to reflect such filing in an updated Exhibit Index.  This Amendment is not intended to amend or delete any other part of the Application.

SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, the Applicants have duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the city of Salt Lake City, and state of Utah, on October 21, 2008.

(SEAL)

MRS. FIELDS FAMOUS BRANDS, LLC

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

MRS. FIELDS FINANCING COMPANY, INC.

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

GACCF, LLC

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

GAMAN, LLC

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

MRS. FIELDS FRANCHISING, LLC.

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

MRS. FIELDS GIFTS, INC.

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

MRS. FIELDS COOKIES AUSTRALIA

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

PTF, LLC

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

PMF, LLC

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

TCBY SYSTEMS, LLC

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

TCBY INTERNATIONAL, INC.

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

TCBY OF TEXAS, INC.

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

THE MRS. FIELDS’ BRAND, INC.

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

MRS. FIELDS’ ORIGINAL COOKIES,
INC.

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

TCBY SAUDI ARABIA, INC.

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

TCBY OF MEXICO, INC.

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

TCBY OF ARUBA, INC.

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

TCBY UNITED KINGDOM, INC.

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

TCBY OF THE PHILIPPINES, INC.

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

TCBY OF QATAR, INC.

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

TCBY OF ISRAEL, INC.

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

TCBY OF PORTUGAL, INC.

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

TCBY OF THE NETHERLANDS, INC.

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

TCBY OF AUSTRALIA, INC.

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

TCBY OF JORDAN, INC.

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

TCBY OF KUWAIT, INC.

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

TCBY OF TURKEY, INC.

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

TCBY OF BOLIVIA, INC.

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

TCBY OF COLOMBIA, INC.

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

TCBY OF SOUTH AFRICA, INC.

By:	/s/ Michael R. Ward
	Name:	Michael R. Ward
	Title:	Executive Vice President and
Chief Legal Officer

Attested By:	/s/ Steve K. Passey
Name: Steve K. Passey

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

Exhibit T3A.1

Certificate of Formation of Mrs. Fields Famous Brands, LLC (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 (No. 333-115046) filed with the Securities and Exchange Commission on April 30, 2004).

Exhibit T3A.2

Certificate of Incorporation, as amended, of Mrs. Fields Financing Company, Inc. (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-4 (No. 333-115046) filed with the Securities and Exchange Commission on April 30, 2004).

Exhibit T3A.3

Certificate of Formation of GACCF, LLC (incorporated by reference to Exhibit 3.5 to the Registration Statement on Form S-4 (No. 333-115046) filed with the Securities and Exchange Commission on April 30, 2004).

Exhibit T3A.4*	Amendment of Certificate of Formation of GACCF, LLC.

Exhibit T3A.5

Certificate of Incorporation of GAMAN, LLC (incorporated by reference to Exhibit 3.7 to the Registration Statement on Form S-4 (No. 333-115046) filed with the Securities and Exchange Commission on April 30, 2004).

Exhibit T3A-6*	Amendment of Certificate of Formation of GAMAN, LLC.

Exhibit T3A.7

Certificate of Incorporation of Ms. Fields Franchising, LLC (incorporated by reference to Exhibit 3.11 to the Registration Statement on Form S-4 (No. 333-115046) filed with the Securities and Exchange Commission on April 30, 2004).

Exhibit T3A.8

Certificate of Incorporation of Ms. Fields Gifts, Inc. (incorporated by reference to Exhibit 3.13 to the Registration Statement on Form S-4 (No. 333-115046) filed with the Securities and Exchange Commission on April 30, 2004).

Exhibit T3A.9

Certificate of Formation of PTF, LLC (incorporated by reference to Exhibit 3.17 to the Registration Statement on Form S-4 (No. 333-115046) filed with the Securities and Exchange Commission on April 30, 2004).

Exhibit T3A.10*	Amendment of Certificate of Formation of PTF, LLC.

Exhibit T3A.11

Certificate of  Formation of PMF, LLC (incorporated by reference to Exhibit 3.15 to the Registration Statement on Form S-4 (No. 333-115046) filed with the Securities and Exchange Commission on April 30, 2004).

Exhibit T3A.12*	Amendment of Certificate of Formation of PMF, LLC.

Exhibit T3A.13

Certificate of  Formation of TCBY Systems, LLC (incorporated by reference to Exhibit 3.26 to the Registration Statement on Form S-4 (No. 333-115046) filed with the Securities and Exchange Commission on April 30, 2004).

Exhibit T3A.14

Certificate of  Incorporation of The Mrs. Fields’ Brand, Inc. (incorporated by reference to Exhibit 3.19 to the Registration Statement on Form S-4 (No. 333-115046) filed with the Securities and Exchange Commission on  April 30, 2004).

Exhibit T3A.15*	Certificate of Incorporation of Mrs. Fields Original Cookies, Inc.

Exhibit T3A.16*	Certificate of Incorporation of TCBY of Aruba, Inc.

Exhibit T3A.17*	Certificate of Incorporation of TCBY of Australia, Inc.

Exhibit T3A.18*	Certificate of Incorporation of TCBY of Bolivia, Inc.

Exhibit T3A.19*	Certificate of Incorporation of TCBY of Colombia, Inc.

Exhibit T3A.20*	Certificate of Incorporation of TCBY of Kuwait, Inc.

Exhibit T3A.21*	Certificate of Incorporation of TCBY of Israel, Inc.

Exhibit T3A.22*	Certificate of Incorporation of TCBY of Jordan, Inc.

Exhibit T3A.23*	Certificate of Incorporation of TCBY of Mexico, Inc.

Exhibit T3A.24*	Certificate of Incorporation of TCBY of Portugal, Inc.

Exhibit T3A.25*	Certificate of Incorporation of TCBY of The Philippines, Inc.

Exhibit T3A.26*	Certificate of Incorporation of TCBY of The Netherlands, Inc.

Exhibit T3A.27*	Certificate of Incorporation of TCBY of Qatar, Inc.

Exhibit T3A.28*	Certificate of Incorporation of TCBY of Saudi Arabia, Inc.

Exhibit T3A.29*	Certificate of Incorporation of TCBY of South Africa, Inc.

Exhibit T3A.30*	Certificate of Incorporation of TCBY of Turkey, Inc.

Exhibit T3A.31*	Certificate of Incorporation of TCBY United Kingdom, Inc.

Exhibit T3A.32

Exhibit T3A.32  – Articles of Incorporation of TCBY International, Inc. (f/k/a TCBY Preparation, Inc.) (incorporated by reference to Exhibit 3.21 to the Registration Statement on Form S-4 (No. 333-115046) filed with the Securities and Exchange Commission on April 30, 2004).

Exhibit T3A.33

Exhibit T3A.33  – Articles of Amendment to Articles of Incorporation of TCBY International, Inc. (f/k/a TCBY Preparation, Inc.) changing name to TCBY International, Inc. (incorporated by reference to Exhibit 3.22 to the Registration Statement on Form S-4 (No. 333-115046) filed with the Securities and Exchange Commission on April 30, 2004).

Exhibit T3A.34

Exhibit T3A.34  – Articles of Incorporation of TCBY of Texas, Inc. (incorporated by reference to Exhibit 3.24 to the Registration Statement on Form S-4 (No. 333-115046) filed with the Securities and Exchange Commission on April 30, 2004).

Exhibit T3A.35

Exhibit T3A.35  – Articles of Incorporation of Mrs. Fields Cookies Australia (incorporated by reference to Exhibit 3.9 to the Registration Statement on Form S-4 (No. 333-115046) filed with the Securities and Exchange Commission on April 30, 2004).

Exhibit T3B.1

Limited Liability Company Agreement, as amended, of Mrs. Fields Famous Brands, LLC (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-4 (No. 333-115046) filed with the Securities and Exchange Commission on April 30, 2004).

Exhibit T3B.2

Bylaws, as amended, of Mrs. Fields Financing Company, Inc. (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-4 (No. 333-115046) filed with the Securities and Exchange Commission on April 30, 2004).

Exhibit T3B.3

Limited Liability Company Agreement, as amended, of GACCF, LLC (incorporated by reference to Exhibit 3.6 to the Registration Statement on Form S-4 (No. 333-115046) filed with the Securities and Exchange Commission on April 30, 2004).

Exhibit T3B.4

Limited Liability Company Agreement, as amended, of GAMAN, LLC (incorporated by reference to Exhibit 3.8 to the Registration Statement on Form S-4 (No. 333-115046) filed with the Securities and Exchange Commission on April 30, 2004).

Exhibit T3B.5	Limited Liability Company Agreement, as amended, of Mrs. Fields Franchising, LLC (incorporated by reference to Exhibit 3.12 to the

Registration Statement on Form S-4 (No. 333-115046) filed with the Securities and Exchange Commission on April 30, 2004).

Exhibit T3B.6

Bylaws, as amended, of Mrs. Fields Gifts, Inc. (incorporated by reference to Exhibit 3.14 to the Registration Statement on Form S-4 (No. 333-115046) filed with the Securities and Exchange Commission on April 30, 2004).

Exhibit T3B.7

Limited Liability Company Agreement, as amended, of PTF, LLC (incorporated by reference to Exhibit 3.18 to the Registration Statement on Form S-4 (No. 333-115046) filed with the Securities and Exchange Commission on April 30, 2004).

Exhibit T3B.8

Limited Liability Company Agreement, as amended, of PMF, LLC (incorporated by reference to Exhibit 3.16 to the Registration Statement on Form S-4 (No. 333-115046) filed with the Securities and Exchange Commission on April 30, 2004).

Exhibit T3B.9

Limited Liability Company Agreement, as amended, of TCBY Systems, LLC (incorporated by reference to Exhibit 3.26 to the Registration Statement on Form S-4 (No. 333-115046) filed with the Securities and Exchange Commission on April 30, 2004).

Exhibit T3B.10

Bylaws, as amended, of The Mrs. Fields’ Brand, Inc. (incorporated by reference to Exhibit 3.20 to the Registration Statement on Form S-4 (No. 333-115046) filed with the Securities and Exchange Commission on April 30, 2004).

Exhibit T3B.11*	Bylaws, as amended, of Mrs. Fields Original Cookies, Inc.

Exhibit T3B.12*	Bylaws, as amended, of TCBY Aruba, Inc.

Exhibit T3B.13*	Bylaws, as amended, of TCBY of Australia, Inc.

Exhibit T3B.14*	Bylaws, as amended, of TCBY of Bolivia, Inc.

Exhibit T3B.15*	Bylaws, as amended, of TCBY of Colombia, Inc.

Exhibit T3B.16*	Bylaws, as amended, of TCBY of Kuwait, Inc.

Exhibit T3B.17*	Bylaws, as amended, of TCBY of Israel, Inc.

Exhibit T3B.18*	Bylaws, as amended, of TCBY of Jordan, Inc.

Exhibit T3B.19*	Bylaws, as amended, of TCBY of Mexico, Inc.

Exhibit T3B.20*	Bylaws, as amended, of TCBY of Portugal, Inc.

Exhibit T3B.21*	Bylaws, as amended, of TCBY of The Philippines, Inc.

Exhibit T3B.22*	Bylaws, as amended, of TCBY of The Netherlands, Inc.

Exhibit T3B.23*	Bylaws, as amended, of TCBY of Qatar, Inc.

Exhibit T3B.24*	Bylaws, as amended, of TCBY of Saudi Arabia, Inc.

Exhibit T3B.25*	Bylaws, as amended, of TCBY of South Africa, Inc.

Exhibit T3B.26*	Bylaws, as amended, of TCBY of Turkey, Inc.

Exhibit T3B.27*	Bylaws, as amended, of TCBY United Kingdom, Inc.

Exhibit T3B.28

Bylaws of TCBY International, Inc. (f/k/a TCBY Preparation, Inc.) (incorporated by reference to Exhibit 3.23 to the Registration Statement on Form S-4 (No. 333-115046) filed with the Securities and Exchange Commission on April 30, 2004).

Exhibit T3B.29

Amended and Restated Bylaws of TCBY of Texas, Inc. 3.25 (incorporated by reference to Exhibit 3.25 to the Registration Statement on Form S-4 (No. 333-115046) filed with the Securities and Exchange Commission on April 30, 2004).

Exhibit T3B.30

Bylaws of Mrs. Fields Cookies Australia (incorporated by reference to Exhibit 3.10 to the Registration Statement on Form S-4 (No. 333-115046) filed with the Securities and Exchange Commission on April 30, 2004).

Exhibit T3C**	Form of Indenture Relating to the New Notes between the Issuers and the Trustee.

Exhibit T3D	Not applicable.

Exhibit T3E*	Disclosure Statement of the Pre-Packaged Plan of Reorganization (including all exhibits thereto), dated as of August 14, 2008.

Exhibit T3F*	Cross reference sheet showing the location in the New Indenture of the provisions inserted therein pursuant to Sections 310 through 318(a), inclusive, of the Trust Indenture Act of 1939.

Exhibit 25.1*	Form T-1 Qualifying Bank of The New York Mellon Trust Company, N.A., as Trustee under the Indenture to be Qualified.

* Previously filed.

** Filed herewith.